Exhibit 5.1

August 11, 2015

Surgical Care Affiliates, Inc.

520 Lake Cook Road, Suite 250

Deerfield, Illinois 60015

Ladies and Gentlemen:

We have acted as counsel to Surgical Care Affiliates, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of 4,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), pursuant to a registration statement on Form S-3 (No. 333-206106) filed with the Securities and Exchange Commission (the “Commission”) on August 5, 2015 (as amended, the “Registration Statement”). The Shares are being sold by the selling stockholders (the “Selling Stockholders”) identified in a prospectus supplement, dated August 5, 2015, filed by the Company with the Commission on August 7, 2015 (the “Prospectus Supplement”), pursuant to an underwriting agreement, dated as of August 5, 2015, by and among the Company, the Selling Stockholders and the underwriter named therein (the “Underwriting Agreement”).

We have examined originals or copies of the following documents: (a) the Registration Statement, (b) the Prospectus Supplement, (c) the Company’s Certificate of Incorporation, (d) the Company’s Bylaws, (e) the Underwriting Agreement and (f) relevant resolutions of the Board of Directors of the Company. We have also examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document that we have reviewed.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares have been duly authorized by all necessary corporate action of the Company and are validly issued by the Company and are fully paid and nonassessable.

1901 Sixth Ave. North  /  2400 Regions Harbert Plaza  /  Birmingham, AL 35203  /  205.254.1000  /  maynardcooper.com

Surgical Care Affiliates, Inc.

August 11, 2015

Our opinion expressed above is limited to the General Corporation Law of the State of Delaware, and we do not express any opinion with respect to the law of any other jurisdiction or to the securities or “blue sky” laws of any jurisdiction.

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Commission on August 11, 2015 and incorporated by reference in the Registration Statement, and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Maynard, Cooper & Gale, P.C.